Exhibit 99.1

LKQ Corporation to Host Investor Day on September 10, 2024

ANTIOCH, TENN – (August 6, 2024) -- LKQ Corporation (Nasdaq: LKQ) today announced that the Company will host an Investor Day at its headquarters in Antioch, Tennessee on Tuesday, September 10, 2024. The presentations, including question and answer sessions, will begin at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) and conclude at approximately 1:00 p.m. Eastern Time (12:00 p.m. Central Time).

The Investor Day will feature presentations by Justin Jude, the Company’s President and Chief Executive Officer, Rick Galloway, the Company’s Senior Vice President and Chief Financial Officer, and other members of the Company’s leadership team. The presentations will focus on LKQ’s strategy, as well as business overviews and targets for growth and margin expansion in the Company’s Wholesale North America and Europe segments.

In-person attendance is by invitation only; however, you can register to attend the event virtually in the Investor Relations section of the Company’s website (www.lkqcorp.com). To inquire about receiving an invitation, please contact Joseph Boutross, the Company’s Vice President, Investor Relations, at jpboutross@lkqcorp.com.

Webcast and Presentation Details

The webcast and accompanying slide presentation will be available in the Investor Relations section of the Company’s website (www.lkqcorp.com) on September 10, 2024. A replay of the event will be available on the Company’s website the following day.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Contact:
Joseph P. Boutross
LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com